UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34217	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 12, 2010, Icagen, Inc. (the “Company”) was notified by the NASDAQ Staff that the bid price of the Company’s common stock continued to close at less than $1.00 per share. On November 12, 2009, the NASDAQ Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result did not comply with the requirement set forth in Listing Rule 5450(a)(1) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until May 11, 2010, to regain compliance with the Rule. The Company has not regained compliance with the Rule. As a result, the Company’s common stock will be delisted from The NASDAQ Global Market at the opening of business on May 21, 2010 unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) by no later than 4:00 p.m. Eastern Time on May 19, 2010. The Company intends to timely request a hearing before the Panel and appeal the delisting determination, which will stay the delisting of the Company’s common stock pending the issuance of the Panel’s decision after a hearing. The Company will provide the Panel with a plan to regain compliance, which may include a commitment to effect a reverse stock split, if necessary. Under NASDAQ’s Listing Rules, the Panel may, in its discretion, determine to continue the Company’s listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the Staff’s notification or through November 8, 2010. However, there can be no assurances that the Panel will do so. Alternatively, the Company could apply to transfer its securities to The NASDAQ Capital Market if it meets the NASDAQ Capital Market initial listing criteria (except for the bid price requirement).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2010	By:	/s/ Richard D. Katz
Richard D. Katz Executive Vice President, Finance and Corporate Development and Chief Financial Officer